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                                                                EXHIBIT (8)(ddd)
                                     FORM OF
                       RETAIL FUND PARTICIPATION AGREEMENT
                              JANUS ADVISER SERIES
                          CLASS A SHARES - LOAD-WAIVED


         THIS AGREEMENT, made and entered into this ____ of ____________, 2007, by and among MERRILL LYNCH LIFE INSURANCE COMPANY, a life insurance company organized under the laws of Arkansas (hereinafter the "Company"), on its own behalf and on behalf of each separate account of the Company set forth in Schedule A hereto, as may be amended from time to time (each such account hereinafter referred to as a "Separate Account"), JANUS DISTRIBUTORS LLC (the "Distributor") and JANUS SERVICES LLC ("Janus Services") ( collectively, "Janus").

                                   WITNESSETH:

         WHEREAS, the Distributor is the principal underwriter of the open-end management investment company listed on Schedule A hereto (the "Trust), and the share classes listed on Schedule A hereto (the "Shares") of each series of the Trust (each a "Fund" and collectively, "the Funds") are offered to the public through prospectuses (each, a "Prospectus") and statements of additional information (each, an "SAI"); and

         WHEREAS, each Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (hereinafter the "1940 Act") and its Shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

         WHEREAS, the Company issues certain variable annuity contracts (the "Contracts") in connection with retirement plans intended to meet the qualification requirements of Sections 408, 408A or 403(b) of the Internal Revenue Code of 1986, as amended (the "Code") or such other retirement plans as the Company may determine from time to time; and

         WHEREAS, each Separate Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company under the insurance laws of the State of Arkansas to set aside and invest assets attributable to the Contracts; and

         WHEREAS, the Distributor is registered as a broker-dealer with the Securities and Exchange Commission (hereinafter the "SEC") under the Securities Exchange Act of 1934, as amended (hereinafter the "1934 Act"), and Janus Services is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD"); and

         WHEREAS, Merrill Lynch, Pierce, Fenner & Smith ("Policy Underwriter"), the underwriter for the variable annuity and the variable life policies, is registered as a broker-dealer with the SEC under the 1934 Act and is a member in good standing of the NASD; and

         WHEREAS, the Distributor desires the Company and the Company agrees to provide or cause to be provided distribution assistance pertaining to the Funds; and

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         WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trust on behalf of each Fund has adopted a Distribution and Shareholder Servicing Contract (the "12b-1 Plan") for each class of those Shares which, among other things, authorizes the Distributor to compensate financial intermediaries such as the Company out of each Fund's average daily net assets attributable to such Shares; and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Shares in the Funds set forth in Schedule A on behalf of each corresponding Separate Account set forth on such Schedule A to fund the Contracts and the Distributor is authorized to sell such Shares to unit investment trusts such as the Separate Accounts at net asset value ("NAV"); and

         WHEREAS, each Fund issues Shares to the general public and to separate accounts of insurance companies to fund variable annuity contracts sold in connection with the certain qualified pension and retirement plans; and

         WHEREAS, the Company intends to purchase Shares of other open-end management investment companies that offer Shares to the general public to fund the Contracts; and

         NOW, THEREFORE, in consideration of their mutual promises, the Company and Janus agree as follows:

                       ARTICLE I. Services of the Company


         1.1 Services that the Company shall provide or cause to be provided include the following:

                  (a) assisting the Distributor in marketing Shares of the Funds to Contracts and Contract owners.

                  (b) providing facilities to answer questions from Contract owners about the Funds; receiving and answering correspondence; assisting Contract owners in changing account options; and any other activities as the Distributor may reasonably request to the extent permitted under applicable laws or regulations or the National Association of Securities Dealers, Inc. ("NASD") Rules of Conduct, including but not limited to the services set forth on Schedule B of this Agreement.

         1.2 The Company will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Contract owners.

         1.3 All orders for Shares are subject to acceptance or rejection by the Trust in its sole discretion and the Trust may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Fund, including the sale of such Shares to the Company for the account of any Contract or Contract owners. Notwithstanding the foregoing, however, Janus Services must provide notice to the Company prior to any

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suspension or withdrawal of the sale of Shares of any Fund to the account of any
Contract and/or omnibus account of the Company.

         1.4 The Company shall not make the Shares available to Contract or Contract owners except in compliance with federal and state securities law and subject to the terms of the Prospectus for the Shares. The Company shall be responsible for delivering the Prospectus, SAI, shareholder reports, proxy materials and similar materials for the Shares to Contracts or Contract owners in accordance with and within the time frames required by applicable law.

         1.5 Orders for the purchase of Fund Shares shall be executed at the then-current NAV per Share and all orders for the redemption of any Fund Shares shall be executed at the NAV per Share.

         1.6 The Company will furnish to the Distributor, the Trust or their designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Trust's Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law

               ARTICLE II. Purchase and Redemption of Fund Shares.


         2.1 Janus Services and the Company agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund Shares through the National Securities Clearing Corporation ("NSCC") and its subsidiary systems as set forth in Schedule E and as provided in this
Article II. The parties agree that all orders shall generally be processed via the NSCC, and Janus Services will accept trades not submitted via the NSCC on an exception only basis in accordance with Section 2.3 herein.

         2.2 NSCC Provision. On any business day ("Business Day") that the New York Stock Exchange and a Fund is open for business, the Company will accept request orders for the purchase, transfer and redemption of shares of that Fund, when such request orders are received in compliance ("good order") with the then existing requirements of the Funds' prospectus. Janus Services, or its designated affiliate, hereby appoints the Company as an agent of the Funds for the limited purpose of receiving such requests on behalf of the Separate Accounts. Orders received by the Company prior to the close of trading on the New York Stock Exchange (usually 4:00 p.m. Eastern Time) on any Business Day ("Business Day" or "Day 1") shall be transmitted by the Company, via the NSCC's DCC&S Fund/SERV system to Janus Services or its designated affiliate no later than 9:00 a.m. Eastern Time on the next Business Day ("Day 2"). Such trades will be effected as of the close of trading on Day 1 subject to the terms of such Fund's prospectus.

         2.3 Non-NSCC Provision. For all orders not placed via the NSCC, such orders shall be transmitted via facsimile to Janus Services or its designated affiliate by 9:00 a.m. Eastern time on Day 2 and subject to the requirements of
Section 2.5. Such trades will be effected on Day 1 subject to the terms of such Fund's prospectus. Notwithstanding the foregoing sentence, the Company will send such orders to Janus Services prior to 8:00 a.m. Eastern Time of Day 2 pursuant to the Trading Requirements listed in Section 2.5 for all Funds sub-advised by Enhanced Investment Technologies, LLC ("INTECH") as


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identified in the then-current Prospectus for each Fund. The Funds will execute orders at NAV as determined as of the close of trading on Day 1, and dividends, if applicable, shall begin to accrue on Day 2.

         2.4 With respect to request orders placed via the NSCC, the Company agrees to initiate payment for net purchases of Shares attributable to all orders executed through NSCC on a given Business Day by wire to Janus Services or its designated affiliate through NSCC by 1:00 p.m. on Day 2 for each Fund involved. Janus Services agrees that payment for net redemptions of Shares attributable to all orders executed through NSCC on a given Business Day will be wired to the Company through NSCC on such Business Day for each Fund involved. Such payments will be made by Federal Funds wire transfer and will be initiated in accordance with the rules and regulations of the NSCC, as amended from time to time.

         With respect to request orders placed on each Business Day on which a party is unable to access NSCC, the Company will wire payment for net purchase orders to an account designated by Janus Services. The Company agrees that by 1:00 P.M. Eastern Time on Day 2, the Company will initiate, the wire payment for net purchases of Shares attributable to all orders executed on a given Business Day. Janus Services agrees that payment for net redemptions of Shares attributable to all orders executed on a given Business Day will be wired by Janus Services, to an account designated by the Company, by 4:00 P.M. Eastern Time on Day 2; provided, however, that if a Contract Account in any Fund is to be redeemed in full such that it will have a zero balance following the redemption, Janus Services reserves the right to wire transfer the redemption proceeds within the time set forth in the Fund's prospectus. Such payments will be made by Federal Funds wire transfer.

         2.5 The Company will place separate aggregated orders to purchase or redeem Shares of each Fund. Additionally, all trades must be submitted in dollars. No Share trades will be accepted.

         2.6 Issuance and transfer of the Fund's Shares will be by book entry only. Share certificates will not be issued to the Company or any Separate Account. Purchase and redemption orders for Fund Shares will be recorded in an appropriate title for each Separate Account or the appropriate subaccount of each Separate Account.

         2.7 Janus Services shall furnish to the Company any income, dividends or capital gain distributions payable on the Fund's Shares as soon as reasonably available. The Company hereby elects to receive all such dividends and distributions as are payable on a Fund's Shares in the form of additional Shares of that Fund. The Company reserves the right to revoke this election and to receive in cash all such dividends and distributions declared after receipt of notice of revocation by the Fund.

         2.8 Pricing Information. Janus Services or its designated affiliate will use reasonable efforts to make the following information available to the Company by 6:30 p.m. Eastern Time on each Business Day: (i) NAV information as of the close of trading (normally 4:00 p.m. Eastern Time) on the New York Stock Exchange or as of such other times at which the Fund's NAV is calculated as specified in such Fund's prospectus; (ii) dividend and capital gains information as such becomes available; and (iii) in the case of income Funds, the daily accrual for the Funds' interest rate factor. In the event Janus Services is unable to make the 6:30 p.m. deadline stated herein, it shall provide additional time for the Company to place orders for the purchase and redemption of Shares; provided, however, that all trades are submitted by the


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applicable deadlines provided in Sections 2.2 and 2.3 herein. Such additional time shall be equal to the additional time that Janus Services takes to make the closing net asset value available to the Company.

         2.9 Price Errors. With respect to NAV information, Janus Services shall make the determination as to whether an error in NAV has occurred and is a material error, as defined in current SEC guidelines, and Janus Services shall control its correction of such error in accordance with SEC guidelines and its own internal policies. In no event shall delays in providing prices due to conditions beyond the control of Janus Services, such as acts of God, fires, electrical or phone outages, be considered pricing errors and Janus Services shall not be required to reimburse for such delays. Janus Services shall use the same standards with respect to share prices for the Company as for all other shareholders in the Funds.

                   1. Notification. If an adjustment is required to correct any error in the computation of the NAV of Shares ("Price Error"), Janus Services shall notify the Company as soon as practicable after discovering the Price Error. Notice may be made via facsimile or via direct or indirect systems access and shall state the incorrect price, the correct price and, to the extent communicated to the Funds' other shareholders, the reason for the price change.

                   2. Underpayments. If a Price Error causes a Separate Account to receive less than the amount to which it would otherwise have been entitled prior to a price adjustment, Janus Services shall adjust its records to accurately reflect the number of Shares held by the Separate Account.

                   3. Overpayments. If a Price Error causes a Separate Account to receive more than the amount to which it otherwise would have been entitled, the Company, when requested by Janus Services, will use all commercially reasonable efforts to attempt to collect such excess amount from the applicable Separate Account. Absent the Company's failure to use all commercially reasonable efforts to attempt to collect such amount, the Company will in no event be liable to any of the parties for any such amounts if, prior to notice from Janus Services of a price adjustment, such amounts were distributed to the Separate Account.

                   4. Expenses. If a Price Error causes the Company to adjust its records for the Separate Account, Janus Services will reimburse the Company for all reasonable costs and expenses (including reasonable hourly compensation for any personnel utilized by the Company in making such adjustments) incurred by the Company in making such adjustments.

                   5. Liability. Except as otherwise expressly set forth in this Agreement, the Company will have no responsibility or liability for calculating the Funds' NAV or for a Price Error. Notwithstanding the foregoing, the Company agrees that it: (a) shall assume responsibility for any loss to the Fund caused by a correction to any order placed by the Company that is made subsequent to the trade date for the order, provided such order correction was not based on any negligence on Distributor's part; and (b) will immediately pay such loss to the Fund upon notification.



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         2.10 Notwithstanding anything to the contrary contained in the
Agreement, Janus Services will make available for purchase by the Company, on its behalf and on behalf of the Separate Accounts, a class of Shares available at net asset value that are not subject to a contingent deferred sales charge [or redemption fee].

         2.11 The Company represents and warrants that it is a "financial intermediary" as defined by Rule 22c-2 of the 1940 Act and agrees to provide the Fund, upon written request, the information set forth in the Rule 22c-2 Customer Information Agreement in Schedule C hereto and it will execute the Fund's instructions to restrict or prohibit purchases or exchanges of Shares as set forth on Schedule C

         2.12 All orders accepted by the Company shall be subject to the terms of the then-current Prospectus of each Fund. The Company shall use its best efforts, and shall reasonably cooperate with Janus Services, to enforce stated Prospectus policies regarding transactions in Shares, particularly those related to market timing. The Company acknowledges that orders accepted by it in violation of the Trust's stated policies may be subsequently revoked or cancelled by Janus Services and that Janus Services shall not be responsible for any losses incurred by the Company or any Contract or Contract owner as a result of such cancellation. Janus Services or its agent shall notify the Company of any such cancellation prior to 12:00 p.m. Eastern Time on Day 2. Notwithstanding the foregoing, however, Janus Services shall provide the Company with notice prior to taking any steps to either curtail or end a Contract's or the Company's ability to place future trades in a Fund.

         2.13 The Company acknowledges that Janus Services has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Fund would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors. Notwithstanding the foregoing, however, Janus Services shall not refuse any purchase order of a Contract or omnibus account without prior notice to the Company.

         2.14


                   ARTICLE III. Representations and Warranties

         3.1(a) The Company represents and warrants that the Contracts are or will be registered unless exempt and that it will make every effort to maintain such registration under the 1933 Act to the extent required by the 1933 Act; that the Contracts are intended to be issued and sold in compliance in all material respects with all applicable federal and state laws. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Separate Account prior to any issuance or sale of Contracts, shares or other interests therein, as a segregated asset account under the insurance laws of the State of Arkansas and has registered or, prior to any issuance or sale of the Contracts, will register and will maintain the registration of each Separate Account as a unit investment trust in accordance with and to the extent required by the provisions of the 1940 Act, unless exempt therefrom, to serve as a segregated investment

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account for the Contracts. Unless exempt, the Company shall amend its registration statement for its Contracts under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Contracts. The Company shall register and qualify the Contracts for sale in accordance with securities laws of the various states only if and to the extent deemed necessary by the Company.


         (b)      The Company represents, warrants, and covenants that:

                  (i) The Company will comply in all material respects with all applicable laws, rules and regulations;

                  (ii) The performance of the duties and obligations and provision of services by the Company as described in this Agreement and the receipt of the fee provided in this Agreement will not violate federal or state banking law, federal or state securities laws;

                  ;

                  ;

                  (v) Each transaction shall be for the accounts of Contracts or Contract owners and not for the Company's own account;

                  (vi) Any information the Company provides to Contracts or Contract owners concerning the Funds will be based on information contained in the Prospectus or SAI for the Funds, or on promotion materials or sales literature that the Distributor furnishes to the public;

                  (vii) The Company will distribute Fund Prospectuses, SAIs, proxy materials and other shareholder communications to Contract owners to the extent required by law in accordance with applicable regulatory requirements;

                  (viii) The Company will not effect any transactions (including, without limitation, any purchases, exchanges and redemptions) in any Fund Shares, registered in the name of, or beneficially owned by, any Contract owner, unless to the Company's knowledge, such Contract owner has granted to the Company full right, power and authority to effect such transactions on such Contract owner's behalf;

                  (ix) The Company will obtain from each Contract owner for whom it acts as agent for the purchase of Fund Shares any taxpayer identification number certification and such other information as may be required from time to time under the Code, and the regulations thereunder, and acknowledges that it, and not Distributor or Janus Services, has responsibility for any withholding and reporting as may be agreed upon with the applicable Contract fiduciary; and


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                  (x) The Company is in compliance with all applicable
anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. The Company has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity.

         3.2 The Distributor represents and warrants that (i) Fund Shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance in accordance with applicable law and that the Fund is and shall remain registered under the 1940 Act for as long as the Fund Shares are sold; (ii) the Fund shall amend the registration statement for its Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares; and (iii) the Fund shall register and qualify its Shares for sales in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Distributor.

         3.3 The Distributor represents that each Fund (a) is currently qualified as a Regulated Investment Company under Subchapter M of the Code; (b) will maintain such qualification (under Subchapter M or any successor or similar provision); and (c) will promptly notify the Company upon having a reasonable basis for believing that such Fund has ceased to so qualify or might not so qualify in the future.

         3.4 To the extent that the Fund finances distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Distributor represents that the Fund's Board of Trustees or Directors, as applicable, including a majority of its Trustees/Directors who are not interested persons of the Fund, have formulated and approved a plan under Rule 12b-1 to finance distribution expenses.

         3.5 Janus makes no representation as to whether any aspect of the Fund's operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or insurance regulations of the various states except that Janus represents that the Fund's investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the States of Arkansas. Janus represents that its operations with respect to the Funds are and shall at all times remain in material compliance with the laws of the State of Arkansas to the extent required to perform this Agreement. Janus agrees to furnish information not otherwise available to the Company that is required by state insurance law to enable the Company to obtain the authority needed to issue the Contracts in any applicable state, and to cooperate reasonably with the Company in any filings of sales literature for the Contracts, to the extent notified thereof in writing by the Company, provided such compliance is not inconsistent with any other laws or regulations applicable to the Funds or Janus.

         3.6 The Distributor represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Distributor further represents that it will sell and distribute the Fund Shares in accordance in all material respects with all applicable federal and state securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

         3.7 The Distributor represents that each Fund is lawfully organized and validly existing under the laws of the State of Delaware and that each Fund does and will comply in all material respects with applicable provisions of the 1940 Act.

         3.8 The Distributor represents and warrants that all of the Fund's Trustees/Directors, officers, employees, investment advisers having access to the Funds and/or


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securities of the Fund are and continue to be at all times covered by a fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. Notwithstanding the foregoing, the parties acknowledge that the foregoing representation and warranty does not apply to Perkins, Wolf, McDonnell and Company, LLC, sub-adviser to one or more of the Funds.

         3.9 The foregoing representations and warranties shall be made, by the party hereto that makes the representation or warranty as of the date first written above and at the time of each purchase and each sale of the Fund's Shares pursuant to this Agreement.


         ARTICLE IV. Prospectuses; Reports and Proxy Statements; Voting

         4.1 Janus shall provide the Company at the Company's expense with as many printed copies of each Fund's current Prospectus and SAI as the Company may reasonably request. If requested by the Company, in lieu of providing printed copies of the Fund's current Prospectus and SAI, the Fund shall provide camera-ready film, computer diskettes, e-mail transmissions or PDF files containing the Fund's Prospectus and SAI to have the Prospectus for the Contracts (if applicable) and the Fund's Prospectus printed together in one document or separately. The Company may elect to print the Fund's Prospectus and/or its SAI in combination with other fund companies' Prospectuses and SAI.

         4.2(a) Janus shall be responsible for providing the Company at no charge with copies of the Fund's proxy statements, Fund reports to shareholders, and other Fund communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

         4.2(b) Janus shall be responsible for the cost of typesetting and printing all Fund Prospectuses, SAIs, Fund reports to shareholders, proxy materials, and other Fund communications to Contract owners and prospective Contract owners. The Company shall pay for all costs for distributing such materials.

         4.3. The Fund's SAI shall be obtainable by Contract owners from the Fund, Janus, the Company or such other person as the Fund may designate.

         4.4 If and to the extent required by law the Company shall distribute all proxy material furnished by the Fund to Contract owners to whom voting privileges are required to be extended and shall:

                   A.      solicit voting instructions from Contract owners;

                   B. vote the Fund Shares held in the Separate Account in accordance with instructions received from Contract owners; and

                   C. so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable annuity contract owners, vote Fund Shares held in the Separate Account for


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                           which no timely instructions have been received,
                           in the same proportion as Fund Shares of such Fund for which instructions have been received from the Company's Contract owners. The Company reserves the right to vote Fund Shares held in any segregated asset account for its own account, to the extent permitted by law. Notwithstanding the foregoing, with respect to the Fund Shares held by unregistered Separate Accounts that issue Contracts issued in connection with employee benefit plans subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, the Company shall vote such Fund Shares allocated to such Contracts only in accordance with the Company's agreements with such Contract owners.

         4.5 The Distributor represents and warrants that the Fund will comply with all provisions of the 1940 Act requiring voting by shareholders. The Distributor represents and warrants that the Fund will not hold annual meetings but will hold such special meetings as may be necessary from time to time.


                    ARTICLE V. Sales Material and Information

         5.1 The Company shall furnish, or shall cause to be furnished, to the Fund, Janus or their designee, each piece of sales literature or other promotional material prepared by the Company or any person contracting with the Company in which the Fund, the investment adviser to the funds ("the Adviser") or Janus is described, at least 15 business days prior to its use. No such literature or material shall be used without prior approval from the Fund, Janus or their designee. The Company shall only use content from Fund materials previously approved by Janus. However, failure to object in writing within 15 business days will be deemed approval.

         5.2 Neither the Company nor any person contracting with the Company shall give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus for the Fund Shares, as such registration statement and Prospectus may be amended or supplemented from time to time, or in reports to shareholders or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee, except with prior written approval of the Fund or its designee. However, failure to object in writing within 15 business days will be deemed approval.

         5.3 Janus shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company or any Separate Account is named, at least five calendar days prior to its use. No such literature or material shall be used without prior approval from the Company or its designee, however, the failure to object in writing within 15 business Days will be deemed approval. Such approval process shall not apply to subsequent usage of materials that are substantially similar to prior approved materials.

         5.4 Janus shall not give any information or make any representations on behalf of the Company or concerning the Company, each Separate Account, or the Contracts other than the information or representations contained in the Contracts, a disclosure document, registration statement or Prospectus for the Contracts (if applicable), as such registration statement and Prospectus may be amended or supplemented from time to time, or in published reports for each Separate Account which are in the public domain or approved by the Company for distribution to

Contract owners or participants, or in sales literature or other promotional material approved by the Company, except with the permission of the Company. However, failure to object in writing within 15 business days will be deemed approval.

         5.5 Upon request, Janus will provide to the Company at least one complete copy of all Prospectuses, SAIs, reports to shareholders, proxy statements, sales literature and other promotional materials, and all amendments to any of the above, that relate to the Fund or its Shares, promptly after the filing of such document with the SEC or other regulatory authorities.

         5.6. The Company will provide to the Fund at least one complete copy of all Prospectuses, SAIs, reports, solicitations for voting instructions, and all amendments to any of the above, if applicable to the investment in a Separate Account or Contract, promptly after the filing of such document with the SEC or other regulatory authorities.

         5.7 For purposes of this Article V, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, Internet, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, electronic mail, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, disclosure documents, prospectuses, statements of additional information, shareholder reports, and proxy materials.

         5.8 Janus International Holding LLC ("Janus Holding") or its affiliate is the sole owner of the name and mark "Janus." All references contained in this Agreement to "the name or mark 'Janus'" shall include but not be limited to the Janus logo, the website www.janus.com and any and all electronic links relating to such website. Neither the Company, nor its affiliates, employees, or agents shall, without prior written consent of Janus Holding, use the name or mark "Janus" or make representations regarding the Trust, Distributor, Janus Holding, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Trust, Distributor, Janus Holding or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Funds. The Company will make no use of the name or mark "Janus" except as expressly provided in this Agreement or expressly authorized by Janus Holding in writing. All goodwill associated with the name and mark "Janus" shall inure to the benefit of Janus Holding or its affiliate. Upon termination of this Agreement for any reason, the Company shall immediately cease any and all use of any Janus mark(s).

         5.9 The Distributor agrees and acknowledges that it has no right, title or interest in the names and marks of the Company, and that all use of any designation comprised in whole or part or such names or marks under this Agreement shall inure to the benefit of the Company. Except as provided in
Section 5.3, the Distributor acknowledges that neither the Distributor nor the Fund shall use any such names or marks on its own behalf or on behalf of a Fund in connection with marketing the Fund without prior written consent of the Company. Upon termination of this Agreement for any reason, the Fund and Distributor shall cease all use of any such names or marks.


                          ARTICLE VI. Fees and Expenses

         6.1 The Distributor shall pay the fees and expenses provided for in the attached Schedule D.

         6.2 The Company agrees to waive the entire initial sales charge, along with any and all finder's fees and re-allowances set forth in the then-current Prospectus.

         6.3 The Company shall be entitled to receive an on-going 12b-1 fee in an amount calculated and paid as set forth in Exhibit D. The Distributor's obligation to pay such 12b-1 fee is limited solely to the proceeds of the 12b-1 fees received from the Trust.

         6.4 Distributor will calculate the fees payable pursuant to Exhibit D of this Agreement at the end of each month and will make such payment to the Company.

         6.5 Each payment will be accompanied by a statement showing the calculation of the amounts payable by Distributor and such other supporting data as may be reasonably requested by the Company. Payments to the Company for periods 180 days or more prior to the current month shall be at Distributor's discretion. The fees due under this Agreement shall not apply to Fund Shares held by any Contract or Contract owners prior to the date of this Agreement.

         6.6 If the Company utilizes a third party who has an agreement with Janus Services and/or Distributor to provide some or all of the services set forth in this Agreement and the Company wishes Janus Services and/or Distributor to directly pay such third party for such services, the total payment due to the Company or the third party from Janus Services and/or Distributor for such services provided by such third party on behalf of the Company shall not exceed the fees set forth pursuant to this Agreement. The Company acknowledges that when placing trades through third parties with which Janus Services and/or Distributor has agreements to provide some or all of the services set forth in this Agreement, Janus Services and/or Distributor will process reimbursements based solely on the information provided by such third parties at the time of account set-up. If such third parties fail to designate the Company as the recipient of reimbursement amounts, Janus Services and/or Distributor shall pay such third parties directly and shall not be responsible for payment of disputed balances to the Company. In no event shall Janus Services and/or Distributor make partial payments of fees to both the Company and any such third party.

         6.7 The provisions of any Rule 12b-1 Contract and distribution agreement between the Funds and the Distributor shall control over this Agreement in the event of any inconsistency. Any Rule 12b-1 Contract in effect on the date of this Agreement is described in the relevant Fund's Prospectus and/or SAI. The Company hereby acknowledges that all payments under any Rule 12b-1 Contract are subject to limitations contained in such Rule 12b-1 Contract and distribution agreement and may be varied or discontinued at any time.

         6.8 The Company agrees that fees received under this Agreement do not entitle the Funds to any preferred status as compared to other mutual funds offered on the Company's platform.

         6.9 All expenses incident to performance by the Funds under this Agreement shall be paid by Janus. The Company shall not bear any expenses related to the cost of registration and qualification of Fund Shares, preparation and filing of Fund Prospectuses and registration statements, proxy materials and reports, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a Prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of that Fund's Shares.


                          ARTICLE VII. Indemnification

         7.1 Indemnification By The Company

                   (a) The Company agrees to indemnify and hold harmless Janus and each of its respective trustees, directors, officers, employees or agents and each person, if any, who controls the Fund or Janus within the meaning of section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's Shares or the Contracts and:

                           (i) arise out of or are based upon any untrue
statement or alleged untrue statement of any material fact contained in the disclosure statement, registration statement, prospectus or statement of additional information for the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to an Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished by such Indemnified Party or the Fund to the Company on behalf of the Fund for use in the registration statement, prospectus or statement of additional information for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund Shares; or

                           (ii) arise out of or as a result of (a) statements or
representations by or on behalf of the Company (other than statements or representations contained in the Fund registration statement, Fund prospectus or sales literature or other promotional material of the Fund not supplied by the Company, or persons under its control and other than statements or representations authorized by the Fund, Janus or the Adviser); or (b) the willful misfeasance, bad faith, gross negligence or reckless disregard of duty of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund Shares; or

                           (iii) arise out of or as a result of any untrue
statement or alleged untrue statement of a material fact contained in the Fund registration statement, Fund prospectus, statement of additional information or sales literature or other promotional material of the Fund (or any amendment thereof or supplement thereto) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund or Janus by the Company or persons under its control; or

                           (iv) arise as a result of any material failure by the
Company to provide the services and furnish the materials under the terms of this Agreement; or

                           (v) arise out of or result from any material breach
of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach by the Company of this Agreement; except to the extent provided in Sections 7.1(b) and 7.3 hereof.

                   (b) No party shall be entitled to indemnification to the extent that such loss, claim, damage, liability or litigation is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

                   (c) In accordance with Section 7.3 hereof, the Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Fund.

         7.2 Indemnification By Janus

                   (a) Janus agrees, with respect to each Fund that it distributes, to indemnify and hold harmless the Company and each of its directors, officers, employees or agents and each person, if any, who controls the Company within the meaning of section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Janus) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Shares of the Funds that it distributes or the Contracts and:

                           (i) arise out of or are based upon any untrue
statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or statement of additional information for the Fund or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished by such Indemnified Party or the Company to the Fund or Janus on behalf of the Company for use in the registration statement, prospectus or statement of additional information for the Fund or in sales literature of the Fund (or any amendment or supplement thereto) or otherwise for use in connection with the sale of the Contracts or the Fund Shares; or

                           (ii) arise out of or as a result of (a) statements or
representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Contracts not supplied by the Fund or Janus or persons under their respective control and other than statements or representations authorized by the Company pursuant to and in accordance with this Agreement); or (b) the willful misfeasance, bad faith, gross negligence or reckless disregard of duty of the Fund or Janus or persons under the control of the Fund or Janus, respectively, with respect to the sale or distribution of the Contracts or Fund Shares; or

                           (iii) arise out of or as a result of any untrue
statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, statement of additional information or sales literature or other promotional material with respect to the Contracts (or any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by the Fund or Janus or persons under the control of the Fund or Distributor, respectively; or

                           (iv) arise as a result of any material failure by the
Fund or Janus to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Section
3.3 of this Agreement); or

                           (v) arise out of or result from any material breach
of any representation and/or warranty made by Janus or the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by Janus or the Fund; except to the extent provided in Sections 7.2(b) and 7.3 hereof.

                   (b) No party shall be entitled to indemnification to the extent that such loss, claim, damage, liability or litigation is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

                   (c) In accordance with Section 7.3 hereof, the Indemnified Parties will promptly notify Janus of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Separate Accounts.

         7.3. Indemnification Procedure

                   (a) Any person obligated to provide indemnification under this Article VII ("Indemnifying Party" for the purpose of this Section 7.3) shall not be liable under the indemnification provisions of this Article VII with respect to any claim made against a party entitled to indemnification under this Article VII ("Indemnified Party" for the purpose of this Section 7.3) unless such Indemnified Party shall have notified the Indemnifying Party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such party shall have received notice of such service on any designated agent), but failure to notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of the indemnification provision of this Article VII. In case any such action is brought against the Indemnified Party, the Indemnifying Party will be entitled to participate, at its own expense, in the defense thereof. The Indemnifying Party also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by the Indemnified Party, and the Indemnifying Party will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

                   (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or

                   (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VII. The indemnification provisions contained in this Article VI shall survive any termination of this Agreement.

                           ARTICLE VIII. Late Trading

         The Company certifies that it is, and at all times during the term of this Agreement shall be, following all relevant rules and regulations, as well as internal policies and procedures, regarding "forward pricing" and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall:

                  upon written request provide annual certification to the Distributor that it is following all relevant rules, regulations, and internal policies and procedures regarding "forward pricing" and the handling of mutual fund orders on a timely basis.

                       ARTICLE IX. Operations of the Funds

Nothing in this Agreement shall in any way limit the authority of the Trust or Distributor to take such lawful action as either may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of the Shares. The parties acknowledge that nothing in this Agreement shall in any way preclude or prevent the Trust's Board of Trustees from taking any actions deemed necessary by such Trustees in furtherance of their fiduciary duties to the Trust and its shareholders, which, among other things, may include the refusal to sell Shares of any Fund to any person, or to suspend or terminate the offering of the Shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in light of the Trustees' fiduciary duties under applicable law, necessary in the best interests of the shareholders of any Fund.

                            ARTICLE X. Applicable Law

         10.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The State of New York.

         10.2 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

                             ARTICLE XI. Termination

         11.1 This Agreement shall terminate:

                   (a) at the option of any party upon six months' advance written notice to the other parties unless otherwise agreed in a separate written agreement among the parties; or

                   (b) at the option of the Fund or Distributor, upon institution of formal proceedings against the Company by the NASD, NASD Regulation, Inc. ("NASDR"), the SEC, the insurance commission of any state or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the administration of the Contracts, the operation of the Separate Accounts, or the purchase of the Fund Shares, which in the judgment of the Fund, Distributor or the Adviser are reasonably likely to have a material adverse effect on the Company's ability to perform its obligations under this Agreement; or

                   (c) at the option of the Company upon institution of formal proceedings against the Fund, Distributor or the Adviser by the NASD, NASDR, the SEC, or any state securities or insurance department or any other regulatory body, related to the purchase or sale of the Fund Shares or the operation of the Fund which in the judgment of the Company are reasonably likely to have a material adverse effect on Distributor's, the Fund's or the Adviser's ability to perform its obligations under this Agreement; or

                   (d) at the option of the Company if a Fund delineated in Schedule A ceases to qualify as a Regulated Investment Company under Subchapter M of the Code (a "RIC"), or under any successor or similar provision, and the disqualification is not cured within the period permitted for such cure, or if the Company reasonably believes that any such Fund may fail to so qualify and be unable to cure such disqualification within the period permitted for such cure; or

                   (e) at the option of any party to this Agreement, upon another party's material breach of any provision of this Agreement; provided that the party not in breach shall give the party in breach notice of the breach and the party in breach does not cure such breach within 30 days of receipt of such notice of breach; or

                   (f) at the option of the Company, if the Company determines in its sole judgment exercised in good faith, that either the Fund, the Distributor or the Adviser has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company; or

                   (g) at the option of the Fund or the Distributor if the Fund or the Distributor, respectively, shall determine in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund or Distributor; or

                  (h) at the option of the Company, if the Company determines that Shares of the Funds are not reasonably available to meet the requirements of the Contracts; or

                   (i) at the option of the Company, in the event any of the Funds' Shares are not registered, issued, or sold in accordance with applicable state and/or federal law or such laws preclude the use of such Shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

                   (j) at the option of the Company upon any substitution of the Shares of another investment company or series thereof for Fund Shares in accordance with the terms of the Contracts.

                  (k) This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940
Act) with respect to such Fund. This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the members of the Board of Trustees of the Trust who are not "interested persons" (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Contract relating to such Fund or any agreement relating to such Contract, including this Agreement, or by a vote of a majority of the Shares of such Fund on 60 days' written notice.

         11.2 Notice Requirement

                   (a) In the event that any termination of this Agreement is based upon the provisions of Sections 11.1(b), 11.1(c), 11.1(d), 11.1(h) or 11.1(i), prompt written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating the Agreement to the non-terminating parties, with said termination to be effective upon receipt of such notice by the non-terminating parties; provided that for any termination of this Agreement based on the provisions of Section 9.1(d), said termination shall be effective upon the Fund's failure to qualify as a RIC and to cure such disqualification within the period permitted for such cure.

                   (b) In the event that any termination of this Agreement is based upon the provisions of Sections 11.1(e), 11.1(f), 11.1(g) or 11.1(j) prior written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating this Agreement to the non-terminating parties. Such prior written notice shall be given by the party terminating this Agreement to the non-terminating parties at least 60 days before the effective date of termination.

         11.3 It is understood and agreed that the right to terminate this Agreement pursuant to Section 8.1(a) may be exercised for any reason or for no reason.

         11.4 Effect of Termination

                   (a) Notwithstanding any termination of this Agreement the Company may require the Fund and the Distributor to continue to allow redemptions of Shares of the Fund for so long after the termination of this Agreement as the Company desires for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"), unless such further sale and/or redemption of Fund Shares is proscribed by law, regulation or an applicable regulatory body.
                  (b) [For so long as Shares are held by the Accounts and Company continues to provide services to the Accounts, Distributor shall remain obligated to pay Company the fee in effect as of the date of termination. Such fee shall apply only to Shares purchased prior to the date of termination. This Agreement, or any provision thereof, shall survive the termination to the extent necessary for each party to perform its obligations with respect to Shares for which a fee continues to be due subsequent to such termination. ]

                           ARTICLE XII. Force Majeure

         12.1 Neither party shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the party and could not have been reasonably prevented by the party through back-up systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions and freight embargoes.

                              ARTICLE XIII. Notices

         13.1 (a) Any notice shall be deemed duly given only if sent by hand or overnight express delivery, evidenced by written receipt or by certified mail, return receipt requested, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party. All notices shall be deemed given the date received or rejected by the addressee.

              If to the Company:

                      Merrill Lynch Life Insurance Company
                      Attention: Kirsty Lieberman
                      1700 Merrill Lynch Drive, 3rd Floor
                      Pennington, NJ  08534

    Distributor
             If to Distributor:                    If to Janus Services:

             Janus Distributors LLC                Janus Services LLC
             151 Detroit Street                    151 Detroit Street
             Denver, Colorado 80206                Denver, Colorado  80206
             Attn: General Counsel                 Attn:  General Counsel



                           ARTICLE XIV. Miscellaneous

         14.1 Subject to law and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all other information reasonably identified as such in writing by any other party hereto, and, except as contemplated by this Agreement, shall not disclose, disseminate or utilize such confidential information without the express prior written consent of the affected party until such time as it may come into the public domain. In addition, the parties hereby represent that they will use and disclose Personal Information (as defined below) only to carry out the purposes for which it was disclosed to them and will not use or disclose Personal information if prohibited by applicable law, including, without limitation, statutes and regulations enacted pursuant to the Gramm-Leach-Bliley Act (Public Law 106-102). "Personal Information" means financial and medical information that identifies an individual personally and is not available to the public, including, but not limited to, credit history, income, financial benefits, policy or claim information and medical records. If either party outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them.

         14.2 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         14.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         14.4 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         14.5 This Agreement shall not be assigned by any party hereto without the prior written consent of all the parties.

         14.6 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, NASDR and state insurance regulators) and shall permit each other and such authorities (and the parties hereto) reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, each party hereto further agrees to furnish the California Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may reasonably request in order to ascertain whether the insurance operations of the Company are being conducted in a manner consistent with the California laws and regulations.

         14.7 Each party represents that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or trust action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (b) the party has obtained, and during the term of this Agreement will maintain, all authorizations, licenses, qualifications or registrations required to be maintained in connection with the performance of its duties under this Agreement; and (c) the party will comply in all material respects with all applicable laws, rules and regulations.

         14.8 The parties to this Agreement may amend by written agreement the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Separate Accounts or the Funds of the Fund.

         14.9 The Distributor and the Company hereby acknowledge that: (i) each has adopted an anti-money laundering program that complies with the requirements of applicable anti-money laundering laws, including the USA Patriot Act, the Bank Secrecy Act and applicable regulations thereunder; (ii) each regularly searches its databases for shareholder/customer names and countries appearing on U.S. governmental agencies' lists of prohibited persons (e.g., lists maintained by the Office of Foreign Assets Control); and (iii) each monitors its compliance with such program. The Distributor and the Company agree to use reasonable efforts to notify the other of any: (i) identified instances of non-compliance that involve an account related to the Contracts, Contract owners, the Funds or the Distributor, either through a shareholder or transaction(s); and (ii) other anti-money laundering issues that may arise with respect to the Contracts, Contract owners, the Funds or the Distributor. The Distributor and the Company agree to notify the other with such periodic certifications of compliance as may reasonably be requested.

         14.10 The Company agrees to use its best efforts to assist the Distributor and the Funds to identify and address excessive or short-term trading in the Funds. The Company further agrees to notify the Distributor in the event that the Company becomes aware of any excessive or short-term trading that is inconsistent with the Company's policies and procedures with respect to content value allocated to any of the Funds. The Company agrees that upon notice from the Distributor that any excessive or short-term activity is disruptive to the Fund(s), to use reasonable efforts to identify and deter such activities by Contract owner and/or Contract owner's agent.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.


MERRILL LYNCH LIFE INSURANCE                JANUS SERVICES LLC
COMPANY

By                                          By:
   ---------------------------                 ---------------------------

Name:                                       Name:
     -------------------------                   -------------------------

Title:                                      Title:
      ------------------------                    ------------------------



 JANUS DISTRIBUTORS LLC


By
   ---------------------------

Name:
     -------------------------

Title:
      ------------------------

                                   SCHEDULE A


                       ACCOUNTS, CONTRACTS AND PORTFOLIOS
                     SUBJECT TO THE PARTICIPATION AGREEMENT
                           As of ______________, 2007




     NAME OF SEPARATE
     ACCOUNT AND DATE                CONTRACTS FUNDED                           PORTFOLIOS AND
 ESTABLISHED BY BOARD OF            BY SEPARATE ACCOUNT                         CLASS OF SHARES
        DIRECTORS                                                            AVAILABLE TO CONTRACTS


MERRILL LYNCH LIFE VARIABLE
ANNUITY SEPARATE ACCOUNT D      ML-VA-010                           EACH SERIES OF JANUS ADVISER SERIES,
                                MERRILL LYNCH INVESTOR              CLASS A SHARES (LOAD-WAIVED):
ESTABLISHED: JUNE 21, 2002      CHOICE (IRA SERIES) FLEXIBLE
                                PREMIUM VARIABLE ANNUITY            Janus Adviser Forty Fund

                                                                    Janus Adviser Mid Cap Growth Fund


                                   SCHEDULE B
                     TO RETAIL FUND PARTICIPATION AGREEMENT


The Company shall, at the Company's expense, provide the following services for Contract owners:

         Receive, aggregate, and process Contract owner orders;

         Issue confirmations for transactions by Contract owners;

         Maintain records for Contract owners, which records shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances;

         Disburse or credit to Contract owners, and maintain records of, all proceeds of redemptions of Shares and all other distributions not reinvested in Shares; and

         Prepare and transmit to Contract owners periodic account statements showing the total number of Shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Shares by the Contract owners during the period covered by the statement, and the dividends and other distributions paid to the Contract owners during the statement period (whether paid in cash or reinvested in Shares).

                                   SCHEDULE C
                    RULE 22C-2 CUSTOMER INFORMATION AGREEMENT

    Merrill Lynch Life Insurance Company (hereinafter referred to as "Intermediary") and Janus Services LLC and Janus Distributors LLC ("Fund") have simultaneously entered into a Participation Agreement to offer Fund as an investment option under Intermediary's variable annuity and/or life insurance contracts. This Rule 22c-2 Customer Information Agreement ("Customer Information Agreement") describes, among other things, the rights and obligations of the parties hereto with respect to certain customer information to be provided to Fund, or a Fund's transfer agent or other entity designated in writing by Fund (collectively Fund's "Designee"), by or on behalf of Intermediary in connection with the processing of Intermediary's customers' purchase, redemption, transfer and exchange transactions in accounts maintained with respect to the Fund subject to the Participation Agreement.

         Prior to the effective date of this Customer Information Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for Customer transaction information, and the Intermediary's response to such request, shall be governed by the practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

         As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

         The term "Intermediary" shall mean an insurance company separate account.

         The term "Fund" shall mean an open-end management investment company that is registered or required to register under Section 8 of the Investment Company Act of 1940 and includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or
(iii) the transfer agent for the Fund. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

         The term "Shares" means the interests of Customers corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

         The term "Customer" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

         The term "Customer-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Customer that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or
(v) pre-arranged transfers at the conclusion of a required free look period.

         The term "Customer-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Customer that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payments, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs;
(ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

         The term "written" includes electronic writings and facsimile transmissions.

   Accordingly, in consideration of the mutual covenants herein contained, the parties hereto intending to be legally bound agree as follows:

1. CUSTOMER INFORMATION
         (a) AGREEMENT TO PROVIDE INFORMATION. Notwithstanding anything to the contrary contained in any Fund Participation Agreement, Intermediary agrees to provide the Fund or its Designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Customer, if known, of any or all Customer(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless specifically requested by the Fund or Fund's Designee in writing, the Intermediary shall only be required to provide underlying Contract activity information relating to Customer-Initiated Transfer Purchases or Customer-Initiated Transfer Redemptions.

         (b) PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request. The Fund or Fund's Designee may request in writing transaction information that is older than ninety (90) days as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund (the "Market Timing Policies").

         (c) TIMING OF REQUESTS. Fund requests for Customer information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with the Fund's Market Timing Policies. Any requests made more frequently than quarterly shall be made in writing and mutually agreed upon.

         (d) FORM AND TIMING OF RESPONSE.
                  (1) Intermediary agrees to provide, promptly upon written request of the Fund or its designee, the requested information specified in 1(a) but in any event not later than ten (10) days from the date of the request. If requested by the Fund or its Designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 1(a) is itself a financial intermediary ("indirect intermediary") and, upon further written request of the Fund or its designee, promptly either: (i) provide (or arrange to have provided) the information set forth in 1(a) for those Customers who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

                  (2) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or Fund's Designee and the Intermediary; and

                  (3) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

2. LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

         (a) Fund acknowledges that (i) the purpose for providing Intermediary's confidential Customer Data (as defined in 1(a)) to Fund or Fund's Designee is to better enable Fund and/or Fund's Designee to monitor for violations of the Fund's Market Timing Policies by Intermediary's customers, and (ii) Fund or Fund's Designee is responsible for determining when Fund or the Fund's Designee need Intermediary's assistance in monitoring and enforcing the Fund's Market Timing Policies through a request for Trade Data pursuant to paragraph 1 or an instruction to prohibit further purchases or exchanges pursuant to paragraphs 5 and 6 hereunder.

         (b) Notwithstanding anything herein to the contrary, to the extent Fund or Fund's Designee receives Customer Data or any other Confidential Data (as defined below, and together with the Customer Data hereinafter referred to as the "Data"), Fund covenants, represents and warrants for Fund, Fund's Designee and any parent, subsidiary or affiliate of either that: (i) Fund shall not use any Data except to the extent necessary to carry out the purpose of this Agreement and for no other purpose (including, without limitation, any marketing, sales or other promotional efforts by any of Fund or; (ii) Fund shall not disclose any Data to any third party, including, without limitation, either's third party service providers without Intermediary's prior written consent and an agreement in writing from the third party to use or disclose such Data only to the extent necessary to carry out the purpose of this Agreement and for no other purposes; (iii) Fund shall maintain, and shall require all third parties approved under clause (ii) to maintain, effective industry-accepted information security measures to protect the Data from unauthorized disclosure or use; and (iv) Fund shall provide Intermediary with information regarding such security measures upon Intermediary's reasonable request and promptly provide Intermediary with information regarding any failure of such security measures or any security breach which are actually known by Fund related to the Data. For the purposes of this Agreement, "Confidential Data" means the nonpublic personal information (as defined in 15 U.S.C. Section 6809(4)) of Intermediary (and/or Intermediary's parent, affiliated or subsidiary companies) of customers or prospective customers received by Fund or Fund's Designee under the terms of this Agreement or any other agreement between Intermediary and Fund associated with the distribution of, or services with respect to, the Fund, including, but not limited to: (a) an individual's name, address, e-mail address, IP address, social security number, and/or telephone number; (b) the fact that an individual has a relationship with Intermediary and/or Intermediary's parent, affiliated or subsidiary companies; or (c) an individual's other account information.

         (c) Fund explicitly acknowledges that all of the Data is Intermediary's exclusive property and shall remain so notwithstanding any release thereof in accordance with the terms of this Agreement.

         (d) Fund shall safeguard and preserve as confidential and not use, except as expressly provided herein, any or all information other than the Data provided pursuant to, or in connection with, this Agreement to Fund or Fund's Designee, including, but not limited to, Intermediary's affiliate's branch office names and identification numbers, Merrill Lynch Financial Advisor names, as well as Intermediary's affiliate's, parent's or subsidiary's systems, business, plans and operations, which information collectively shall include any such information that is orally disclosed to Fund or Fund's Designee, or learned by Fund or Fund's Designee while on Intermediary's premises or derived as a result of, or in connection with, this Agreement and its subject matter or any other agreement between Intermediary and Fund associated with the distribution of or services with respect to the Funds.

         (e) Except as expressly provided for herein, Fund will not, without first obtaining Intermediary's prior written consent, disclose to any person, firm or enterprise, or use for Fund's benefit, any Confidential Information. Fund and Fund's Designee, if any, shall limit Fund's disclosure of the Confidential Information to as few persons as possible and only to those persons with a need to know that are Fund's or Fund's Designee's employees or independent contractors engaged by Fund or Fund's Designee and subject to an agreement to maintain the confidentiality of information provided to such independent contractors. Fund and Fund's Designee, if any, shall take all steps necessary to prevent disclosure of any Confidential Information in a manner consistent with Fund's obligations under this Agreement. Fund and Fund's Designee, if any, shall have no obligation with respect to particular information to the extent, but only to the extent, that such information: (i) is already rightfully known to Fund or Fund's Designee at the time it is obtained from Intermediary, free from any obligation to keep such information confidential, as demonstrated by competent evidence; (ii) is or becomes publicly known through no wrongful act of Fund or Fund's Designee's or without breach of any terms and conditions of this Agreement; (iii) is rightfully received from a third party without restriction and without breach of any terms and conditions of this Agreement, as demonstrated by competent evidence; or (iv) is required to be disclosed by law, regulation, or customer order (provided that Fund or Fund's Designee shall promptly notify Intermediary of any such use or requirement prior to disclosure in order to afford such Intermediary an opportunity to seek a protective order to prevent or limit public disclosure of the information).

         (f) Upon Intermediary's request, Fund and Fund's Designee, if any, shall promptly return the Confidential Information (and any copies, extracts, and summaries thereof) to Intermediary, or, with Intermediary's written consent, shall promptly destroy, in a manner satisfactory to Intermediary, such materials (and any copies, extracts, and summaries thereof) and shall further provide Intermediary with written confirmation of same.

3. REMEDIES. Fund and Fund's Designee acknowledge that in the event of a breach or threatened breach of this Agreement, Intermediary may have no adequate remedy at law, and, accordingly, shall be entitled to obtain an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver of or a prohibition against any other legal or equitable remedies in the event of a breach of a provision of this Agreement. Intermediary shall be entitled to legal damages and/or equitable relief from Fund as well as from Fund's Designee for any breach of this Agreement by Fund's Designee.

4. ADOPTION OF INTERMEDIARY'S MARKET TIMING POLICIES. If Fund considers, at any time, the adoption of Intermediary's or Intermediary's affiliate(s) Market Timing Policies in lieu of the Fund's Market Timing Policies for Customers investing through Intermediary, Fund shall provide Intermediary written notice of any such consideration at least 90 (ninety) days in advance of implementing any such policy and secure Intermediary's prior written consent to such arrangements.

5. FUND MARKET TIMING AND OTHER TRADING POLICIES. All orders accepted by the Company shall be subject to the terms of the then-current Prospectus of each Fund, including without limitation, policies regarding minimum initial investments, market timing, excessive trading and redemption fees. The Company shall use its best efforts, and shall reasonably cooperate with Janus Services, to enforce stated Prospectus policies regarding transactions in Shares, particularly those related to market timing and excessive trading.

6. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Customer that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Customer-Initiated Transfer Purchases or Customer-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions shall be in writing and sent to Intermediary at:

                  Merrill Lynch Insurance Group Services, Inc.
                  Attention:  Service Center Controller
                  4802 Deer Lake Drive
                  Jacksonville, FL  32246

                  with a copy to:

                  Financial Data Services, Inc.
                  Attention:  President
                  4800 Deer Lake Drive East
                  Jacksonville, Florida 32246


7. FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Customer, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Customer is not known, the instructions must include an equivalent identifying number of the Customer(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Customer, information regarding those trades of the contract holder that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

8. TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

9. NOTICE. All notices in connection with this Agreement shall be in writing and sent to Intermediary at:

                  Merrill Lynch Insurance Group, Inc.
                  Attention:   General Counsel
                  1700 Merrill Lynch Drive, 3rd Floor
                  Pennington, NJ  08534

                  Financial Data Services, Inc.
                  Attention:  President
                  4800 Deer Lake Drive East
                  Jacksonville, Florida 32246

                  , and sent to Fund at:
                  Janus Compliance
                  januscompliance@janus.com

Notice shall be deemed to have been given on the date it was delivered personally to the other party or any officer or was either received by express delivery, telecopy (with receipt), or e-mail by the other party at its address specified in this Agreement. Either party may change the address to which notices to it shall be sent by giving notice thereof in accordance with this provision.

10. CONSTRUCTION OF THE AGREEMENT; FUND PARTICIPATION AGREEMENTS. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

11. TERMINATION. This Agreement will terminate upon the termination of the Fund Participation Agreements except as specifically provided in paragraph 16.

12. GOVERNING LAW. This Agreement shall be construed and the provisions hereof incorporated under and in accordance with the laws of the State of New York without giving effect to provisions relating to conflict of laws.

13. NAMING OF A DESIGNEE. If Fund desires to name an entity as a "Designee" for the purposes of this Agreement, Fund shall do so in writing in advance of the provision of any Trade Data to that entity. Fund shall be fully responsible for Fund's Designee's compliance with the terms and conditions of this Agreement.

14. AMENDMENT. No modification, amendment, supplement to, or waiver of this Agreement or any of its provisions or any schedule hereto shall be binding upon the parties hereto unless made in writing and duly signed by the party against whom enforcement thereof is sought. Intermediary's failure or delay to enforce at any time any of the provisions of this Agreement, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions of this Agreement.

15. SEVERABILITY. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal, or unenforceable provision(s) shall be replaced by a mutually acceptable provision(s), which being valid, legal, and enforceable, comes closest to the intention of the parties underlying the invalid, illegal, or unenforceable provision(s).

16. SURVIVAL OF TERMINATION. The following paragraphs shall survive the termination of this Agreement: 2, 3, 8, 10, 11, and this paragraph 16.

                                   SCHEDULE D
                                FEES AND EXPENSES


1. Administrative and Transfer Agency Services

Administrative and transfer agency services to Contract owners and participants shall be the responsibility of the Company and shall not be the responsibility of the Distributor. The Company will provide properly registered and licensed personnel and any systems needed for all Contract owners servicing and support -- for both fund and annuity and life insurance information and questions, including:

TRANSFER AGENCY SERVICES

Maintenance of books and records

         - Maintain separate records for each Contract owner with respect to each of the Funds held by such Contract owner, which records shall reflect shares purchased, redeemed and transferred and share balances. The Company shall maintain an omnibus account for each Fund with the transfer agent of the Funds representing the position of such Contract owners and such account shall be in the name of the Company or its nominee as the record owner of the shares owned by such Contract owners.
         - Perform miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase orders).
         - Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

Purchase orders

         -        Determination of net amount of cash flow into the Fund.
         - Reconciliation and deposit of receipts at Fund (wire order) and confirmation thereof.

Redemption orders

         -        Determination of net amount required for redemptions by Fund.
         -        Notification to Fund of cash required to meet payments.
         -        Cost of share redemptions.

All purchase and redemption orders shall be submitted with an identifier that will enable Janus to receive daily transaction reporting that includes, but is not limited to:

         -        Trade Date
         -        Firm Name
         - Dealer Code or Clearing ID - NSCC Dealer Code under which the Janus account is registered.
         - Dealer Firm or Clearing Firm - Name of company clearing the trades.
         - Branch Code or Office ID - Branch number for the branch where the trade originated (embedded in Merrill Lynch account number).

         -        Rep Code - Number identifying the Financial Advisor.
         -        Fund Cusip Number
         -        Purchase Amount - In dollars
         -        Redemption Amount - In dollars
         -        Asset Value - In dollars
         -                 -        Platform Description - Including Firm Name
                                    and Program Name
         -                 -        Retirement/Non-Retirement
         - Retirement Type - Investment Only, Retirement Alliance Service, 401(k), IRA, 529

ADMINISTRATIVE SERVICES

Reports

         -        Periodic information reporting to the Fund
         - Distribution of annual and semi-annual shareholder reports (to existing contract owners).

Other administration support and fund communications

         -        Sub-accounting services.
         - Providing other administration support to the Fund as mutually agreed between the Company and the Fund.
         - Relieving the Fund of other usual or incidental administration services provided to individual shareholders.
         -        Preparation of reports to third party reporting services.
         - Acting as proxy agent with regard to Contract owners in connection with the holding of annual, if any, and special meetings of Shareholders.
         - Mailing such notices, proxies, and proxy statements in connection with the holding of such meetings as may be required by applicable law.
         - Receiving and tabulating votes cast by Contract owners by proxy and voting Separate Account shares in proportion to Contract owner votes as required under the Act.
         - Confirmations of transactions relating to Fund shares as required by applicable law.


2. Administrative and Transfer Agency Service Fees

For the administrative services set forth above, Janus Services or any of its affiliates shall pay out of its own resources a servicing fee based on the annual rate of xx% the average aggregate net daily assets invested in the Class A Shares (load-waived) of the Portfolios through the Accounts at the end of each calendar quarter. For the transfer agency services set forth above, the Fund shall pay out of Fund assets to the extent permitted by the Prospectus and SAI, a servicing fee based on the annual rate of xx% of the average aggregate net daily assets invested in the Class A Shares (load-waived) of the Portfolios through the Accounts at the end of each calendar quarter. Such payments will be made to the Company within thirty (xx) days after the end of each calendar quarter. Such fees shall be paid quarterly in arrears. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company. The Company will calculate the asset balance on each day on which the fee is to be paid pursuant to this Agreement with respect to each Portfolio for the purpose of reconciling its calculation of average aggregate net daily assets with Janus Services' calculation. Annually (as of December 31) or upon reasonable request of Janus Services, Company will provide Janus Services a statement showing the number of subaccounts in each Class of Shares of each Portfolio as of the most recent calendar quarter end. [The Company acknowledges that fees in this Section 2 are for administrative services and transfer agency services only, and not for distribution.]

3. 12b-1 Distribution Related Fees (Class A Shares load-waived Only)

In accordance with the Portfolios' plans pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to the Company at an annual rate of xx% of the average daily net assets invested in the Class A shares (load-waived)of the Portfolios through the Accounts in each calendar quarter. The Distributor will make such payments to the Company within thirty (xx) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company. The Rule 12b-1 distribution related fees will be paid to the Company for as long as the Accounts own any Shares of a Portfolio and (i) distribution services are being provided pursuant to this Agreement and (ii) a Rule 12b-1 plan is in effect with respect to such Portfolio. The Company agrees to provide the following services, including, but not limited to:

-delivering prospectuses and marketing materials to prospective and existing contract owners;
-providing educational materials regarding the shares;
-providing facilities to answer questions from prospective and existing contract owners about the Portfolios;
-providing training to its sales force regarding the Portfolios;
-receiving and answering correspondence;
-assisting contract owners in completing application forms and selecting investment options.

                                   SCHEDULE E
                                       TO
                             PARTICIPATION AGREEMENT

PROCEDURES FOR PRICING AND ORDER/SETTLEMENT THROUGH NATIONAL SECURITIES CLEARING CORPORATION'S MUTUAL FUND PROFILE SYSTEM AND MUTUAL FUND SETTLEMENT, ENTRY AND REGISTRATION VERIFICATION SYSTEM


1. AS PROVIDED IN SECTION 2.1 OF THE PARTICIPATION AGREEMENT, THE PARTIES HEREBY AGREE TO PROVIDE PRICING INFORMATION, EXECUTE ORDERS AND WIRE PAYMENTS FOR PURCHASES AND REDEMPTIONS OF FUND SHARES THROUGH NATIONAL SECURITIES CLEARING CORPORATION ("NSCC") AND ITS SUBSIDIARY SYSTEMS AS
     FOLLOWS:

     (a) Janus or its affiliates will furnish to Company or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to Company or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and Company.

     (b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, Company or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to Company's or its affiliate's compliance with the foregoing, Company or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

     (c) Company or its affiliate will wire payment for net purchase orders by the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by Company or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

     (d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by Company or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

     (e) With respect to (c) or (d) above, if Janus does not send a confirmation of Company's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

     (f) If on any day Company or its affiliate, or Janus is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Janus or Company or its affiliate, as applicable, as is otherwise provided in the Agreement.

     (g) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. Company or its affiliate, Janus and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Schedule.